MALLON RESOURCES CORPORATION

1997 EQUITY PARTICIPATION PLAN

Section 1:  Introduction

     1.1 Recitals. Effective as of March 13, 1997, and subject to shareholder approval, MALLON RESOURCES CORPORATION, a Colorado corporation (the "Company"), hereby establishes the Mallon Resources Corporation 1997 Equity Participation Plan (the "1997 Plan").

     1.2 Purpose. The purpose of the 1997 Plan is to provide participants in the 1997 Plan with incentives to continue in the service of the Company and to create in such individuals a more direct interest in the future success of the Company by relating incentive compensation to the achievement of corporate economic objectives. The 1997 Plan is also designed to attract key employees and consultants and to retain and motivate participating individuals by providing an opportunity for investment in the Company.

Section 2:  Definitions

     2.1 Definitions. The following terms shall have the meanings set forth below:

          a. "Affiliated Corporation" means any corporation which is either a parent corporation with respect to the Company or a subsidiary corporation with respect to the Company, within the meaning of Section 424 of the Internal Revenue Code.

          b. "Board" means the Board of Directors of the Company.

          c. "Committee" means a committee consisting of at least two individuals, who may be members of the Board, who are empowered hereunder to take actions in the administration of the 1997 Plan. Members of the Committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign upon written notice to the Board. Efforts shall be made to select as members of the Committee individuals who are "independent" within the meaning of Section 162(m) of the Internal Revenue Code, but the failure of any member of the Committee to be "independent" within the meaning of that section shall not invalidate any actions taken by the Committee.

          d. "Common Stock" means the Company's $0.01 par value common stock.

          e. "Consultant" means a business consultant engaged to perform consulting or other services for the Company or any of the Affiliated Corporations.

          f. "Effective Date" means the effective date of the 1997 Plan, as set forth in Section 21 hereof.

          g. "Eligible Person" means (i) Consultants, (ii) non-employee directors of the Company, and (iii) those employees (including, without limitation, officers and directors who are also employees) of the Company or any Affiliated Corporation upon whose judgment, initiative and efforts the Company or the Affiliated Corporations rely for the successful conduct of their business. For all purposes of the 1997 Plan and any benefit granted hereunder, "employee" and "employment" shall be defined in accordance with the provisions the Internal Revenue Code

          h. "Fair Market Value" means with respect to Common Stock, as of any date, the composite closing price of a share of Common Stock on the New York or American Stock Exchange as reported by the Wall Street Journal for that date, provided, that if there are no Common Stock transactions reported for such date, the determination of such closing price shall be made as of the last immediately preceding date on which Common Stock transactions were reported on the New York or American Stock Exchange. If no such prices are reported on the New York or American Stock Exchange, then Fair Market value as of any date shall mean the closing price for the Common Stock as reported by Nasdaq for that date, provided, that if there are no Common Stock transactions reported for such date, the determination of such closing price shall be made as of the last immediately preceding date on which Common Stock transactions were reported by Nasdaq. If no such prices are reported on Nasdaq, the Fair Market Value shall be determined in accordance with information reported on a quotation system of general circulation to brokers and dealer.
If no such information is available, then Fair Market Value shall be as determined by the Board.

          i. "Incentive Stock Option" means the right to purchase Common Stock granted to a Participant pursuant to Sections 6 and 7, which constitutes an incentive stock option within the meaning of the Internal Revenue Code, and which may or may not be issued with related Stock Appreciation Rights.

          j.     "Internal Revenue Code" means the Internal
Revenue Code of 1986, as it may be amended from time to time.

          k. "MBO Payment" means a payment to a Participant pursuant to the Company's MBO Plan, which payment may be made either in shares of Common Stock or in cash, or partly in Common Stock and partly in cash, as determined in accordance with the provisions of Section 12.

          l. "MBO Plan" means a "Management By Objectives Plan," as be may established by the Board or the Committee from time to time, pursuant to which MBO Payments are made from time to time in the manner and under the conditions established by the Board or the Committee.

          m. "Non-Qualified Option" means a right to purchase Common Stock granted to a Participant pursuant to Sections 6 and 8, which shall not qualify as an Incentive Stock Option, and which may or may not be issued with related Stock Appreciation Rights.

          n.     "Participant" means an Eligible Person
designated by the Committee from time to time during the term of the 1997 Plan to receive one or more of the stock based compensation incentives provided under the 1997 Plan.

          o. "Restricted Stock Award" means an award of Common Stock granted to a Participant pursuant to Section 10 that is subject to certain restrictions imposed in accordance with the provisions of such section.

          p. "Stock Appreciation Right" means a right granted to a Participant pursuant to Section 9 to receive a payment from the Company equal to the difference between the Fair Market Value of one or more shares of Common Stock subject to a Non-Qualified Option or an Incentive Stock Option and the exercise price of such shares under the terms of such Stock Option.

          q. "Stock Option" means an Incentive Stock Option or a Non-Qualified Option.

     2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3:  Plan Administration

The 1997 Plan shall be administered by the Committee. In accordance with the provisions of the 1997 Plan, the Committee shall, in its sole discretion, select the Participants from Eligible Persons, determine the number of shares of Common Stock to be subject to incentive Stock Options, Non-Qualified Options, Stock Appreciation Rights, and Restricted Stock Awards granted pursuant to the 1997 Plan, determine the number of shares of Common Stock to be issued as MBO Payments, determine the time at which such options, rights, awards and payments are to be granted, fix the exercise price, period and the manner in which a Stock Option becomes exercisable, establish the duration and nature of Restricted Stock Award restrictions, and establish such other terms and requirements of the various compensation incentives under the 1997 Plan as the Committee may deem necessary or desirable and consistent with the terms of the 1997 Plan. The Committee shall determine the form or forms of the agreements with Participants which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Participants with respect to Incentive Stock Options, Non-Qualified Options, Stock Appreciation Rights and Restricted Stock Awards granted pursuant to the 1997 Plan, which provisions need not be identical except as may be provided herein. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the 1997 Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the 1997 Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient to carry the 1997 Plan into effect and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith.
The determinations, interpretations and other actions of the Committee pursuant to the purposes and on all persons, subject only to the review and control of the Board on all Plan matters except selection of Participants.

Section 4:  Stock Subject to the 1997 Plan.

     4.1 Number of Shares. The aggregate number of shares of Common Stock that may (but need not) be issued under the 1997 Plan in accordance with the provisions of the 1997 Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary shall be equal to 11% of the number of outstanding shares of Common Stock from time to time. This authorization may be increased from time to time by approval of the Board, and, if in the opinion of counsel such action is required, by the ratification of the shareholders of the Company. Notwithstanding the foregoing, Incentive Stock Options for not more than 300,000 shares may be issued under the 1997 Plan.

     4.2 Unused and Forfeited Stock. Any shares of Common Stock that are subject to an Incentive Stock Option or a Non-Qualified Option issued under the 1997 Plan which expires or for any reason is terminated unexercised, and with respect to which no Stock Appreciation Right has been exercised, and any shares of Common Stock that are subject to a Restricted Stock Award issued under the 1997 Plan and which are forfeited, and any shares of Common Stock that for any other reason are not issued to an Eligible Person, or are forfeited, shall automatically become available for re-use under the 1997 Plan.

     4.3     Capital Adjustments.

          a. Recapitalizations and Other Changes to Capital. If the outstanding shares of Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, stock dividend, combination, or subdivision, appropriate adjustments, as determined in the sole discretion of the Committee, shall be made in the number and kind of shares available under the 1997 Plan and any Stock Options and Stock Appreciation Rights granted and outstanding under the 1997 Plan, so as to reflect the effect of any such transaction on the 1997 Plan and the Common Stock covered thereby. Such adjustment to outstanding Stock Options shall be made without change in the total price applicable to the unexercised portion of such options, and a corresponding adjustment in the applicable option price per share shall be made. No such adjustment shall be made to any Incentive Stock Option which would, within the meaning of any applicable provisions of the Internal Revenue Code, constitute a modification, extension or renewal of any option or grant of additional benefits to the holder of any option.

          b. Reorganization. If the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation or other business entity, or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, as to outstanding Stock Options, Stock Appreciation Rights and Restricted Stock Awards, either (i) make appropriate provision for the protection of any such outstanding Stock Options, Stock Appreciation Rights and Restricted Stock Awards by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation which will be issuable with respect to the Common Stock, or (b) upon written notice to the Participants, provide that all unexercised Stock Options and any associated Stock Appreciation Rights, must be exercised within a specified number of not less than 60 days of the date of such notice or they will be terminated. In any such case, the Committee may, in its discretion., accelerate the vesting or exercise dates of outstanding Stock Options and Stock Appreciation Rights and accelerate the restriction period and modify the performance requirements for any outstanding Restricted Stock Awards.

Section 5:  Participation

Participants in the 1997 Plan shall be those Eligible Persons who, in the judgment of the Committee, are performing or will perform vital services in the management, operation and development of the Company or an Affiliated Corporation, and contribute or are expected to contribute to the achievement of corporate economic objectives. Participants may be granted from time to time one or more Incentive Stock Options (with or without Stock Appreciation Rights), one or more Non-Qualified Options (with or without Stock Appreciation Rights), one or more Restricted Stock Awards, one or more MBO payments in shares of Common Stock, and one or more other Common Stock awards pursuant to Section 14; provided, however, that the grant of each such option, right, award or payment shall be separately approved by the Committee, and receipt of one such option, right, award or payment shall not result in automatic receipt of any other option, right, award or payment. Upon determination by the Committee that a Stock Option, Stock Appreciation Right, Restricted Stock Award, MBO Payment or other Common Stock award is to be granted to a Participant, written notice shall be given such person, specifying the terms, conditions, rights and duties related thereto. Each Participant shall, if required by the Committee, enter into an agreement with the Company, in such form as the Committee shall determine and as is consistent with the provisions of the 1997 Plan, specifying such terms, conditions, rights and duties. Stock Options, Stock Appreciation Rights, Restricted Stock Awards, MBO Payments and other Common Stock awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant in the event of any inconsistency between the provisions of the 1997 Plan and any such agreement entered into hereunder, the provisions of the 1997 Plan shall govern.

Section 6:  Stock Options

     6.1 Grant of Stock Options. Coincident with or following designation for participation in the 1997 Plan, a Participant may be granted one or more Stock Options. The Committee in its sole discretion may designate whether a Stock Option is to be considered an Incentive Stock Option or a Non-Qualified Option. The Committee may grant both an Incentive Stock Option and a Non-Qualified Option to the same Participant at the same time or at different times. Incentive Stock Options and Non-Qualified Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event will the exercise of one Stock Option affect the right to exercise any other Stock Option or affect the number of shares of Common Stock for which any other Stock Option may be exercised. Notwithstanding the foregoing, Consultants shall not be eligible to receive Incentive Stock Options.

     6.2 Manner of Stock Option Exercise. A Stock Option may be exercised by a Participant in whole or in part from time to time subject to the conditions contained herein, by delivery, in person or through certified or registered mail, of written notice of exercise to the Company at its principal office in Denver, Colorado (Attention: Corporate Secretary), and by paying in full, with the written notice of exercise or at such other times as the Committee may establish, the total exercise price under the Stock Option for the shares purchased. Such notice shall be in a form satisfactory to the Committee and shall specific the particular Stock Option (or portion thereof) which is being exercised and the number of shares with respect to which the Stock Option is being exercised. The exercise of the Stock Option shall be deemed effective upon receipt of such notice by the Corporate Secretary and payment to the Company. As soon as practicable after the effective exercise of the Stock Option, and upon satisfaction of all applicable withholding requirements pursuant to Section 19, the Participant shall be recorded on the stock transfer books of the Company as the owner of the shares purchased and the Company shall deliver to the Participant one or more duly issued and executed stock certificates evidencing such ownership.

     6.3 Payment of Stock Option Exercise Price. At the time of the exercise of a Stock Option, a Participant may determine whether the payment of the total Stock Option exercise price for the shares to be purchased shall be made solely in cash or by transfer from the Participant to the Company of shares of Common Stock (other than shares of Common Stock which the Committee determines by rule may not be used to exercise Stock Options) with a then current aggregate Fair Market Value equal to the total Stock Option exercise price, or by a combination of cash and such shares of Common Stock. The Committee shall have the discretion to reject a Participant's election to pay all or a part of the total Stock Option exercise price with shares of Common Stock and may require such Stock Option exercise price to be paid entirely in cash.

     6.4 Shareholder Privileges. No Participant shall have any rights as a shareholder with respect to any shares of Common Stock covered by a Stock Option until the Participant becomes the holder of record of such Common Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such participant becomes the holder of record of such Common Stock.

Section 7:  Incentive Stock Options

     7.1 Incentive Stock Option Exercise Price. The per share price to be paid by a Participant at the time an Incentive Stock Option is exercised shall be determined by the Committee at the time in Incentive Stock Option is granted, but in no event shall such exercise price be less than:

          a. 100% of the Fair Market Value on the date the Stock Option is granted; or

          b. 110% of the Fair Market Value on the date the Stock is granted if, at the time the Stock Option is granted, the Participant owns, directly or indirectly (as determined pursuant to Section 424(d) of the Internal Revenue Code), 10% or more of the total combined voting power of all classes of stock of the Company or of an Affiliated Corporation.

     7.2 Number of Option Shares. The number of shares of Common Stock subject to an Incentive Stock Option shall be designated by the Committee at the time the Committee decides to grant an Incentive Stock Option.

     7.3 Aggregate Limitation of Stock Exerciseable Under Options. Notwithstanding any other provision of the 1997 Plan, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the shares of Common Stock with respect to which Incentive Stock Options are exerciseable for the first time by an Option Holder in any calendar year under the 1997 Plan or otherwise, granted by the Company and Affiliated Corporations, shall not exceed $100,000.

     7.4 Duration of Incentive Stock Options. The period during which an Incentive Stock Option may be exercised shall be fixed by the Committee, but in no event shall such period be more than 10 years from the date the Stock Option is granted, or, in the case of Participants described in Section 7.1(b), five years from the date the Stock Option is granted. Upon the expiration of such exercise period, the Incentive Stock Option, to the extent not then exercised, shall terminate. Except as otherwise provided in Section 11, all Incentive Stock Options granted to a Participant hereunder shall terminate and may no longer be exercised if the Participant ceases to be an employee of the Company and all Affiliated Corporations.

     7.5     Restrictions on Exercise of Incentive Stock Options.
Incentive Stock options may be granted subject to such restrictions as to the timing of exercise of all or various portions thereof as the Committee may determine at the time it grants Incentive Stock Options to Participants.

     7.6 Disposition of Stock Acquired Pursuant to the Exercise of Incentive Stock Options -- Withholding. If a Participant makes a disposition (as defined in Section 425(c) of the Internal Revenue Code) of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the expiration of two years from the date on which the Incentive Stock Option was granted or prior to the expiration of one year from the date on which the Stock Option was exercised, the Participant shall send written notice to the Company at its principal office in Denver, Colorado (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Participant shall, upon such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by federal, state and local income and other tax laws.

Section 8.  Non-Qualified Options

     8.1 Option Exercise Price. The per share price to be paid by the Participant at the time a Non-Qualified Option is exercised shall be determined by the Committee at the time the Option is granted, but in no event shall such exercise price per share be less than the par value of one share of Common Stock on the date the Stock Option is granted.

     8.2 Number of Option Shares. The number of shares of Common Stock subject to a Non-Qualified Option shall be designated by the Committee at the time the Committee decides to grant a Non-Qualified Option.

     8.3 Duration of Non-Qualified Options; Restrictions on Exercise. The period during which a Non-Qualified Option may be exercised, and the restrictions on option exercise during such period, if any, shall be fixed by the Committee, but in no event shall such period be more than 10 years from the date the Stock Option is granted. Upon the expiration of such exercise period, the Non-Qualified Option, to the extent not then exercised, shall terminate. Except as otherwise provided in Section 11, all Non-Qualified Options granted to a Participant hereunder shall terminate and may no longer be exercised if the Participant ceases to be an Eligible Person.

Section 9:  Stock Appreciation Rights

     9.1 Grant of Rights. A Stock Appreciation Right may be granted to a Participant in conjunction with any Incentive Stock Option or Non-Qualified Option granted to such Participant, as determined by the Committee, either at the time of the grant of such Stock Option in the case of any Incentive Stock Option or at the time of grant, or at any subsequent time during the term of the Stock Option, in the case of a Non-Qualified Option. Once granted, the terms of a Stock Appreciation Right shall be equal to the term of its related Stock Option. Upon exercise of a Stock Appreciation Right by a Participant for a share of Common Stock, the related Stock Option shall be terminated with respect to such share. Incentive Stock Options and Non-Qualified Options shall not be exerciseable with respect to shares of Common Stock for which Stock Appreciation Rights have been exercised. Upon such Stock Appreciation Right exercise, the Participant shall be entitled to receive the economic value of such Stock Appreciation Right determined in the manner prescribed in Section 9.2.

     9.2     Exercise of Stock Appreciation Rights.  Stock
Appreciation Rights shall be subject to such terms and conditions consistent with other provisions of the 1997 Plan as may be determined from time to time by the Committee and shall include the following:

          a.     A Stock Appreciation Right shall be
exerciseable, in whole or in part, at such time or times and only to the extent that the Stock Option to which it relates shall be exerciseable. A Stock Appreciation Right shall be exercised by the giving of notice in the same manner as the Stock Option to which it relates may be exercised.

          b. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive the economic value thereof, which shall be equal to (i) the excess of the then Fair Market Value of one share of Common Stock over the exercise price per share specified in the related Option, multiplied by (ii) the number of shares in respect of which the Stock Appreciation Right is being exercised.

          c. The Committee shall have the sole discretion either to determine the form in which payment of the economic value of exercised Stock Appreciation Rights will be made to the Participant (i.e., cash, Common Stock, or any combination thereof) or to consent to or disapprove the election of the Participant to receive cash in full or partial payment of such economic value.

     9.3 Shareholder Privileges. No Participant shall have any rights as a shareholder with respect to any shares of Common Stock covered by a Stock Appreciation Right until the Participant becomes the holder of record of such Common Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Participant becomes the holder of record of such Common Stock.

Section 10: Restricted Stock Awards

     10.1 Awards Granted by Committee. Coincident with or following designation for participation in the 1997 Plan, a Participant may be granted one or more Restricted Stock Awards consisting of shares of Common Stock. The number of shares granted as a Restricted Stock Award shall be determined by the Committee.

     10.2 Restrictions. A Participant's right to retain a Restricted Stock Award granted to him under Section 10.1 shall be subject to such restrictions, including but not limited to his continuous employment by the Company or an Affiliated Corporation for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such award. The Committee may in its sole discretion require different periods of employment or different performance goals and objectives with respect to different Participants, to different Restricted Stock Awards or to separate, designated, portions of the Common Stock shares constituting a Restricted Stock Award. Subject to the provisions of Sections 11 and 13, if a Participant's status an Eligible Person terminates prior to the end of such restriction period or the attainment of such goals and objectives as may be specified by the Committee, the Restricted Stock Award shall be forfeited and all shares of Common Stock related thereto shall be immediately returned to the Company.

     10.3 Privileges of a Shareholder, Transferability. A Participant shall have all voting, dividend, liquidation and other rights with respect to Common Stock in accordance with its terms received by him as a Restricted Stock Award under this
Section 10 upon his becoming the holder of record of such Common Stock; provided, however, that the Participant's right to sell, encumber, or otherwise transfer such Common Stock shall be subject to the limitations of Section 15.2 hereof.

     10.4 Enforcement of Restrictions. The Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Sections 10.2 and 10.3:

          a. Placing a legend on the stock certificates referring to the restrictions;

          b. Requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

          c. Requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

Section 11:  Effect of Termination

     11.1 Effect of Termination on Stock Options and Stock Appreciation Rights. No Stock Option or Stock Appreciation Right may be exercised unless, at the time of such exercise, the Participant is, and has been continuously since the date of grant of such Stock Option or Stock Appreciation Right, an Eligible Person, except that if and to the extent the Stock Option or Stock Appreciation Right agreement or instrument so provides:

          a. The Stock Option or Stock Appreciation Right, to the extent vested, may be exercised within the period of three years after the date the Participant ceases to be an Eligible Person (or within such lesser period as may be specified in the agreement or instrument);

          b. If the Participant dies while an Eligible Person, the Stock Option or Stock Appreciation Right, to the extent vested, may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the agreement or instrument); and

          c. If the Participant becomes disabled (within the meaning of Section 105(d)(4) of the Internal Revenue Code) while an Eligible Person, the Stock Option or Stock Appreciation Right, to the extent vested, may be exercised within the period of one year after the date the Participant ceases to be an Eligible Person because of such disability (or within such lesser period as may be specified in the agreement or instrument); provided, however, that in no event may any Stock Option or Stock Appreciation Right be exercised after the expiration date thereof.

     11.2 Effect of Termination on Restricted Stock. Upon the death or disability (as defined in Section 11.1(c)) of a Participant, or the retirement of a Participant in accordance with the Company's established retirement policy, all employment period and other restrictions applicable to Restricted Stock Awards then held by him shall lapse, and such awards shall become fully nonforfeitable. Upon a Participant's termination of employment for any other reasons, any Restricted Stock Awards as to which the employment period or other restrictions have not been satisfied shall be forfeited.

Section 12:  MBO Payments

     12.1 Participant Election As to MBO Payment. At such time as the Committee shall notify a Participant that the Participant has become eligible to receive an MBO Payment, the Participant shall have 10 business days to request to receive all or any portion of the MBO Payment in shares of Common Stock.

     12.2 Determination of Number of Shares. The number of shares of Common Stock that shall be issued as an MBO Payment shall be determined by dividing the dollar value of the portion of the MBO Payment that is to be paid in shares of Common Stock (whether as elected above or as adjusted by the Committee pursuant to Section 12.3) by the Fair Market Value of the Common Stock on the date the Participant delivers his request with respect to such Payment to the Committee. No fractional shares of Common stock shall be issued as a part of an MBO Payment and the value of any such fractional share that would otherwise be issued pursuant to the Participant's election shall be paid in cash.

     12.3 Decision of Committee. The Committee shall have the sole discretion to either accept the Participant's request with respect to the payment of an MBO Payment, in whole or in part, in shares of Common Stock or to determine that a lesser portion, or none, of the MBO Payment will be made in shares of Common Stock and the Committee's determination in this regard shall be final and binding on the Participant.

Section 13:  Changes in Control

     13.1 In General. Upon a change in control of the Company as defined in Section 13.2, (a) all Stock Options that have been granted and any related Stock Appreciation Rights shall become immediately exercisable in full during the remaining term thereof, whether or not the Participants to whom such options and rights have been granted remain employees of the Company or an Affiliated Corporation, and (b) all restrictions with respect to outstanding Restricted Stock Awards shall immediately lapse.

     13.2 Definition. For the purposes of the 1997 Plan, "a change in control" shall mean any of the following:

          a. The acquisition or ownership of 50% or more of the Common Stock then issued and outstanding by any person or entity, or group of persons or entities, not affiliated with the Company as of the effective date of the 1997 Plan, without the express approval of a majority of the members of Board who are members of the Board as of the effective date of the 1997 Plan or are members of the Board who, after the effective date of the 1997 Plan, were recommended to the shareholders for election to the Board by management of the Company, or

          b. The election of individuals constituting a majority of the members of the Board who were not either (i) members of the Board as of the effective date of the 1997 Plan, or (ii) recommended to the shareholders by management of the Company, or

          c. A legally binding vote of the shareholders of the Company in favor of selling all or substantially all of the assets of the Company.

Section 14:  Rights of Employees; Participants

     14.1 Employment. Nothing contained in the 1997 Plan or in any Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock award granted under the 1997 Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or any Affiliated Corporation, or interfere in any way with the right of the Company or any Affiliated Corporation, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of a Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock award. Whether an authorized leave of absence, or absence in military or governmental service, shall constitute termination of employment shall be determined by the Committee at the time.

     14.2 Nontransferability. No right or interest of any Participant in a Stock Option, a Stock Appreciation Right, a Restricted Stock Award prior to the completion of the restriction period applicable thereto, or other Common Stock award, granted pursuant to the 1997 Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, or bankruptcy. Upon a Participant's death, a Participant's rights and interest in Stock Options, Stock Appreciation Rights, Restricted Stock Awards and other Common Stock awards shall be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the 1997 Plan shall he made to, and exercise of any Stock Options or Stock Appreciation Rights may be made by, the Participant's legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the 1997 Plan is disabled from caring for his affairs because mental condition, physical condition, or age, payment due such person may be made to, and such rights shall be exercised such persons guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

Section 15:  General Restrictions

     15.1 Investment Representations. The Company may require any person to whom a Stock- Option, Stock Appreciation Right, Restricted Stock Award, MBO Payment or other Common Stock award is granted, as a condition of exercising such Stock Option or Stock Appreciation Right, or receiving such Restricted Stock Award MBO Payment, or other Common Stock award, to give written assurances in substance and form satisfactory to the Company and counsel to the effect that such person is acquiring the Common Stock subject to the Stock Option, Stock Appreciation Right, Restricted Stock Award, MBO Payment or Common Stock award for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

     15.2 Compliance with Securities Laws. Each Stock Option and Stock Appreciation Right shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Stock Option or Stock Appreciation Right upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Stock Option or Stock Appreciation Right may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

     15.3 Changes in Accounting Rules. Notwithstanding any other provision of the 1997 Plan to the contrary, if, during the term of the 1997 Plan, any changes in the financial or tax accounting rules applicable to Stock Options, Stock Appreciation Rights, Restricted Stock Awards, MBO Payments or other Common Stock awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have, upon making fair and equitable alternative arrangements for the benefit of the affected Participant, the right and power to modify as necessary, or cancel, any then outstanding and unexercised Stock Options, Stock Appreciation Rights, any then outstanding Restricted Stock Awards as to which the applicable employment restrictions has not been satisfied and any other Common Stock awards.

Section 16:  Other Employee Benefits

The amount of any compensation deemed to be received by an employee as a result of the exercise of a Stock Option or a Stock Appreciation Right or the sale of shares received upon such exercise or the vesting of any Restricted Stock Awards or the receipt of any other Common Stock award will not constitute "earnings" with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

Section 17:  Plan Amendment, Modification and Termination

The Board, upon recommendation of the Committee or at its own initiative, at any time may terminate and at any time and from time to time and in any respect, may amend or modify the 1997 Plan; provided, however, that no such action shall be effective without approval of the shareholders of the Company, unless, in the opinion of counsel to the Company, such approval is not required.

Section 18:  Withholding

     18.1 Withholding Requirement. The Company's obligations to deliver shares of Common Stock upon the exercise of any Stock Option or Stock Appreciation Right granted under the 1997 Plan or upon any MBO Payment under the 1997 Plan or pursuant to any other Common Stock award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

     18.2 Withholding With Common Stock. The Committee may, in its sole discretion, grant Participants an election to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from shares otherwise issuable to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of shares of Common Stock to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Participants to have shares of Common Stock withheld for this purpose will be subject to the following restrictions:

          a.     All elections must be made prior to the Tax
Date.

          b.     All elections shall be irrevocable.

Section 19:  Requirements of Law

     19.1 Requirements of Law. The issuance of stock and the payment of cash pursuant to the 1997 Plan shall be subject to all applicable laws, rules and regulations.

     19.2 Governing Law. The 1997 Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

Section 20:  Effective Date of the 1997 Plan

     20.1 Effective Date. The 1997 Plan shall be effective as of March 13, 1997, subject to the approval of the shareholders of the Company prior to December 31, 1997. Stock Options, Stock Appreciation Rights, Restricted Stock Awards and other Common Stock awards may be granted prior to shareholder approval if made subject to shareholder approval.

     20.2 Duration of the 1997 Plan. The 1997 Plan shall terminate at midnight on February 28, 2007, and may be terminated prior thereto by Board action, and no Stock Option, Stock Appreciation Right, Restricted Stock Award or other Common Stock award shall be granted after such termination. Stock Options, Stock Appreciation Rights, Restricted Stock Awards and other Common Stock awards outstanding at the time of the 1997 Plan termination may continue to be exercised, or become free of restrictions, in accordance with their terms.

Exhibit A

1997 Plan, page 20